Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-8266

F O R  I M M E D I A T E  R E L E A S E
Piper Jaffray Companies Announces
First Quarter Results
MINNEAPOLIS — April 18, 2007 — Piper Jaffray Companies (NYSE: PJC) today announced net income from continuing operations of $14.7 million, or $0.82 per diluted share, for the quarter ended March 31, 2007, down from $18.7 million, or $0.98 per diluted share, in the year-ago period and down from $26.7 million, or $1.49 per diluted share, in the fourth quarter of 2006.
Net income from continuing operations for the year-ago period included a gain of $6.6 million after tax, or $0.35 per diluted share, related to the company’s ownership of two seats on the New York Stock Exchange, Inc. (NYSE). Net income from continuing operations for the quarter ended Dec. 31, 2006 included a benefit of $0.73 per diluted share due to a reduction of the reserve related to developments in a particular industry-wide litigation matter. Excluding these items, net income from continuing operations was $0.63 per diluted share and $0.76 per diluted share for the year-ago period and the fourth quarter of 2006, respectively.
For the quarter ended March 31, 2007, net income including discontinued operations was $13.4 million, or $0.74 per diluted share, down from $23.9 million, or $1.25 per diluted share, in the year-ago period, and down from $20.6 million, or $1.15 per diluted share, in the fourth quarter of 2006.
“We are pleased to report another quarter of solid revenues and improved profitability,” said Chairman and Chief Executive Officer Andrew S. Duff. “Our growth initiatives contributed in a meaningful way to our results. For example, our UK team contributed the largest mergers and acquisition fee for the quarter, and our China team completed its first bookrun equity financing, representing our largest public offering fee for the quarter,” said Duff. “In addition, last week we announced the acquisition of Fiduciary Asset Management, LLC, which allows us to enter the asset management business and redeploy capital from the sale of the private client business.”
Results of Continuing Operations
First Quarter
Net Revenues
For the first quarter of 2007, continuing operations generated net revenues of $137.0 million, up 2 percent from $135.0 million for the first quarter of 2006, which included a $10.2 million gain related to the company’s ownership of two seats on the NYSE. Revenues declined 7 percent from a very strong fourth quarter of 2006.
Investment Banking
For the first quarter of 2007, total investment banking revenues were $85.6 million, up 19 percent compared to the first quarter of 2006, and down 10 percent compared to a very strong fourth quarter of 2006.
•	Equity financing revenues were $40.7 million, up 24 percent and up 23 percent compared to the year-ago period and the fourth quarter of 2006, respectively. The increases were mainly driven by higher convertibles revenues.

•	Advisory services revenues were $24.9 million, up 10 percent compared to the year-ago period, and down 28 percent compared to a very strong fourth quarter of 2006.

•	Debt financing revenues were $20.0 million, up 22 percent compared to the first quarter of 2006, primarily due to higher high-yield and structured products revenues. Debt financing revenues declined 25 percent compared to the fourth quarter of 2006, which was mainly attributable to fewer completed public finance underwritings.
Following is a recap of completed deal information for the first quarter of 2007:

•	24 equity financings raising a total of $3.3 billion in capital. The company was bookrunner on 10 of the equity financings. Of the completed transactions, 18 were U.S. public offerings, placing the company 15th nationally, based on the number of completed transactions. (Source: Dealogic)

•	8 mergers and acquisitions transactions with an aggregate enterprise value of $2.0 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	94 tax-exempt issues with a total par value of $1.6 billion, ranking the company sixth nationally, based on the number of completed transactions. (Source: Thomson Financial)
Institutional Sales and Trading
For the quarter ended March 31, 2007, institutional sales and trading generated revenues of $50.2 million, down 4 percent from the same quarter last year and up 4 percent compared to the fourth quarter of 2006.
•	Equities sales and trading revenues were $31.1 million, down 3 percent from the year-ago period and up 6 percent compared to the fourth quarter of 2006.

•	Fixed income sales and trading revenues were $19.1 million, down 5 percent compared to the year-ago period and essentially flat compared to the fourth quarter of 2006.
Non-Interest Expenses
For the first quarter of 2007, compensation and benefits expense was $80.1 million, up 10 percent compared to the prior-year period and down 10 percent compared to the fourth quarter of 2006. The compensation ratio for the first quarter was 58.5 percent, up from 54.0 percent in the year-ago period and down from 60.4 percent in the fourth quarter of 2006. The compensation ratio in the year-ago period was unusually low due to the gain related to the NYSE referred to above.

Non-compensation expenses were $34.3 million for the current quarter, up 3 percent compared to the year-ago period. Non-compensation expenses were up 114 percent compared to the fourth quarter of 2006, which benefited from a reduction of the reserve for a particular litigation matter.
For the first quarter of 2007, pre-tax operating margin from continuing operations was 16.5 percent, compared to 21.3 percent in the year-ago period, of which 6.4 percentage points were due to the NYSE gain described above. The pre-tax operating margin from continuing operations for the fourth quarter of 2006 was 28.6 percent, of which 14.5 percentage points were due to the benefit from the litigation reserve reduction. Excluding these items, pre-tax operating margin from continuing operations was 14.9 percent and 14.1 percent for the year-ago period and the fourth quarter of 2006, respectively.
During the first quarter of 2007, Piper Jaffray repurchased 158,687 shares of the company’s outstanding common stock at an average price of $63.02 under its previously announced repurchase authorization. The company has up to $70.0 million remaining under the authorization, which expires on Dec. 31, 2007.
Results of Discontinued Operations
First Quarter
Discontinued operations relate to the Private Client Services business, which the company sold to UBS AG on Aug. 11, 2006.
For the quarter ended March 31, 2007, discontinued operations recorded a loss of $1.3 million, or $0.07 per diluted share, which included costs for additional litigation-related expenses and occupancy charges that were higher than originally estimated. The loss also included costs related to decommissioning a retail-oriented back office system. The company anticipates it will incur additional expenses in the second and third quarter of 2007 related to decommissioning this system. Costs associated with implementing a new back office system to support the capital markets business will be recorded in continuing operations.

Additional Shareholder Information

	As of Mar. 31, 2007	As of Dec. 31, 2006	As of Mar. 31, 2006
Full time employees:	1,091	1,108	2,793
Shareholders’ equity:	$931 million	$924 million	$795 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	7.7%	12.3%	21.1%
Book value per share:	$54.56	$54.43	$42.82
Tangible book value per share:	$40.92	$40.71	$25.58

NM-Not Meaningful

[1]	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Mar. 31, 2007	Mar. 31, 2006	Mar. 31, 2007
Shareholders’ equity	$929,232	$771,335	$930,666
Deduct: Goodwill and identifiable intangible assets	232,834	320,034	232,634

Tangible shareholders’ equity	$696,398	$451,301	$698,031

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Thomas P. Schnettler, vice chairman and chief financial officer, will host a conference call to discuss first quarter results on Wednesday, April 18 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 4206003 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on April 18, 2007 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the acquisition of Fiduciary Asset Management, LLC (FAMCO) may not be completed, or completed within the expected timeframe, (2) costs or difficulties relating to the integration of the FAMCO and Piper Jaffray businesses may be greater than expected and may adversely affect our results of operations and financial condition, (3) the expected benefits of the FAMCO acquisition and entering the asset management business may take longer than anticipated to achieve and may not be achieved in their entirety or at all, (4) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (5) developments in specific sectors of the economy have in the past adversely affected, and may in the future adversely affect, our business and profitability, (6) we may not be able to compete successfully with other companies in the financial services industry who are often larger and better capitalized than we are, (7) we have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability, (8) the volume of anticipated investment banking transactions may differ from actual results, (9) our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business, (10) our underwriting and market-making activities may place our capital at risk, (11) an inability to readily divest or transfer trading positions may result in financial losses to our business, (12) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (13) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (14) it is inherently difficult to predict accurately the timing and outcome of legal proceedings and the amounts of legal reserves are difficult to determine and subject to future revision; accordingly future results of operations could be adversely affected if reserves are required to be increased or legal proceedings are resolved in excess of established reserves, (15) increases in capital commitments in our proprietary trading, investing and similar activities increase the potential for significant losses, (16) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (17) our technology systems, including outsourced systems, are critical components of our operations, and failure of those systems or other aspects of our operations infrastructure may disrupt our business, cause financial loss and constrain our growth, (18) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (19) regulatory capital requirements may limit our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (20) the amount and timing of restructuring expenses associated with acquisition and divestiture activity are difficult to predict accurately, and our estimates may differ from actual results, (21) our exposure to legal liability is significant, and could lead to substantial damages, (22) the business operations that we conduct outside of the United States subject us to unique risks, (23) we may suffer losses if our reputation is harmed, (24) our stock price may fluctuate as a result of several factors, including but not limited to changes in our revenues and operating results, (25) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (26) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2007 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q07 vs.	1Q07 vs.
(Amounts in thousands, except per share data)	2007	2006	2006	4Q06	1Q06
Revenues:
Investment banking	$83,733	$92,963	$70,481	(9.9)%	18.8%
Institutional brokerage	41,928	39,616	44,661	5.8	(6.1)
Interest	17,410	19,241	14,685	(9.5)	18.6
Other income	581	1,315	13,285	(55.8)	(95.6)

Total revenues	143,652	153,135	143,112	(6.2)	0.4

Interest expense	6,702	6,517	8,153	2.8	(17.8)

Net revenues	136,950	146,618	134,959	(6.6)	1.5

Non-interest expenses:

Compensation and benefits	80,116	88,609	72,924	(9.6)	9.9
Occupancy and equipment	7,722	8,955	8,109	(13.8)	(4.8)
Communications	6,259	6,452	5,383	(3.0)	16.3
Floor brokerage and clearance	3,515	3,485	2,675	0.9	31.4
Marketing and business development	5,681	7,543	5,179	(24.7)	9.7
Outside services	7,317	8,581	6,292	(14.7)	16.3
Cash award program	356	307	1,275	16.0	(72.1)
Other operating expenses	3,400	(19,294)	4,437	N/M	(23.4)

Total non-interest expenses	114,366	104,638	106,274	9.3	7.6

Income from continuing operations before income tax expense	22,584	41,980	28,685	(46.2)	(21.3)

Income tax expense	7,862	15,244	9,979	(48.4)	(21.2)

Net income from continuing operations	14,722	26,736	18,706	(44.9)	(21.3)

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	(1,304)	(6,090)	5,151	(78.6)	N/M

Net income	$13,418	$20,646	$23,857	(35.0)%	(43.8)%

Earnings per basic common share
Income from continuing operations	$0.86	$1.58	$1.01	(45.6)%	(14.9)%
Income/(loss) from discontinued operations	(0.08)	(0.36)	0.28	N/M	N/M

Earnings per basic common share	$0.79	$1.22	$1.29	(35.2)%	(38.8)%

Earnings per diluted common share
Income from continuing operations	$0.82	$1.49	$0.98	(45.0)%	(16.3)%
Income/(loss) from discontinued operations	(0.07)	(0.34)	0.27	N/M	N/M

Earnings per diluted common share	$0.74	$1.15	$1.25	(35.7)%	(40.8)%

Weighted average number of common shares
Basic	17,071	16,973	18,462	0.6%	(7.5)%
Diluted	18,018	18,004	19,146	0.1%	(5.9)%

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenue From Continuing Operations (Detail)

	For the Three Months Ended			Percent Inc/(Dec)
	March 31,	December 31,	March 31,	1Q07 vs.	1Q07 vs.
(Dollars in thousands)	2007	2006	2006	4Q06	1Q06
Investment banking
Financing
Equities	$40,710	$33,133	$32,787	22.9%	24.2%
Fixed income	20,026	26,742	16,453	(25.1)	21.7
Advisory services	24,876	34,752	22,591	(28.4)	10.1

Total investment banking	85,612	94,627	71,831	(9.5)	19.2

Institutional sales and trading
Equities	31,110	29,434	32,161	5.7	(3.3)
Fixed income	19,133	19,060	20,173	0.4	(5.2)

Total institutional sales and trading	50,243	48,494	52,334	3.6	(4.0)

Other income	1,095	3,497	10,794	(68.7)	(89.9)

Net revenues	$136,950	$146,618	$134,959	(6.6)%	1.5%